Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACT: John Robison
(309) 693-5846
John.Robison@rlicorp.com
www.rlicorp.com

RLI To Acquire Contractors Bonding Insurance Company

PEORIA, ILLINOIS, December 22, 2010, RLI Corp. (NYSE:RLI) — RLI Corp. announced today that it will acquire Contractors Bonding Insurance Company (CBIC) through an acquisition of its holding company, Data and Staff Service Co. (DSS) for approximately $137 million in cash.  The acquisition is subject to regulatory approval and expected to close in the first quarter of 2011.

CBIC is a privately held, Seattle-based insurance company specializing in surety bonds and related niche property and casualty insurance products.  The company serves over 30,000 contractors and over 4,000 insurance agents and brokers nationwide.  CBIC operates 13 regional branch offices and is considered a leading writer of contractor license bonds in the Northwest.

“CBIC has a track record of success and provides new market and product expansion opportunities for RLI,” said Jonathan E. Michael, President & CEO of RLI Corp.  “The company’s geographic footprint, underwriting philosophy, and culture align well with RLI’s business.  We anticipate that the acquisition will be accretive to earnings within the first year of ownership.”

For the nine months ending September 30, 2010, CBIC’s GAAP financial results included total assets of $270 million and total revenue of $45 million.  At closing, we expect shareholder’s equity to approximate $108 million.  CBIC is rated A (Excellent) by A.M. Best Company and has achieved an underwriting profit in 13 of the last 14 years.

“This acquisition combines the strength, financial stability and experience of two successful specialty insurance companies,” said Mr. Michael.  “CBIC’s excellent reputation with its producers, and the unique product offerings that it brings to RLI, will add value to our business.  We look forward to working with CBIC’s talented team.”

RLI is a specialty insurance company serving niche or underserved markets.  With a diverse portfolio of property and casualty coverages and surety bonds, it has achieved an underwriting profit in 29 of the last 33 years, including the last 14. RLI and subsidiaries — RLI Insurance Company, Mt. Hawley Insurance Company and RLI Indemnity Company — are rated A+ “Superior” by A.M. Best Company and A+ “Strong” by Standard & Poor’s.  RLI operates in all 50 states from office locations across the country.

All forward-looking statements made in this press release related to RLI’s anticipated acquisition reflect RLI’s current views with respect to future events, business transactions and business performance in connection with the acquisition, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties, which may cause actual results to differ materially from those set forth in these statements.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made, and are encouraged to review general risk factors identified in the company’s filings with the Securities and Exchange Commission.  The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For additional information, contact John Robison, Treasurer and Chief Investment Officer, at (309) 693-5846 or at john.robison@rlicorp.com or visit our website at www.rlicorp.com.

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